Exhibit 23H

VOTING AGREEMENT

This Voting Agreement (the “Voting Agreement”) is made as of this 14th day of March, 2008, by and among The Blue Fund Group, a Massachusetts business trust (the “Company”) on behalf of The Blue Large Cap Fund (the “Fund”) and the Mai 2006 GST Exempt Family Trust (the “Mai Trust”).

WHEREAS, the Mai Trust intends to purchase, or has purchased, certain shares of the Fund; and

WHEREAS, the parties desire to enter into this Voting Agreement in order to, among other things, set forth their understanding with respect to the voting of the shares of the Fund by the Mai Trust;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.           Voting of Shares.  On all matters which may come before the shareholders of the Fund, the Mai Trust hereby agrees to vote all shares of the Fund owned by it in the same proportion as the vote of all other holders of shares of the Fund.

2.           No Undue Influence.  The Mai Trust, and any person controlling, controlled by, or under common control with the Mai Trust (each, a “Mai Trust Affiliate”) will not cause any investment by the Mai Trust in shares of the Fund to influence the terms of any services or transactions between the Mai Trust or a Mai Trust Affiliate and the Fund or its investment adviser.

3.           Specific Performance.  In addition to any and all other remedies that may be available at law in the event of any breach of this Voting Agreement, the Company shall be entitled to specific performance of the agreements and obligations of the Mai Trust hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

4.           Successors and Assigns.  This Voting Agreement shall be binding upon the personal representatives, successors, and permitted assigns of the parties hereto.

5.           Governing Law.  This Voting Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles, and the applicable provisions of the Investment Company Act of 1940, as amended (the “1940 Act”).  To the extent that the laws of the State of New York conflict with the applicable provisions of the 1940 Act, the applicable provisions of the 1940 Act shall control.

6.           Assignment.  Neither this Voting Agreement nor any rights which may accrue to the Company and/or the Mai Trust hereunder may be transferred or assigned without the prior written consent of the other party hereto.

7.           Counterparts.  This Voting Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

8.           Headings.  The headings of this Voting Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Voting Agreement.

9.           Severability.  If any provision of this Voting Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Voting Agreement in that jurisdiction or the validity or enforceability of any provision of this Voting Agreement in any other jurisdiction.  With respect to any such provision so determined to be invalid or unenforceable, any court with jurisdiction over the parties and subject matter hereof shall have all necessary authority to rewrite such provision in order to provide for the enforceability thereof to the maximum extent permissible under law, and the parties hereto agree to abide by such court’s determination.

10.          Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Voting Agreement must be in writing, must be delivered by (i) courier, mail or hand delivery, (ii) facsimile or (iii) a nationally recognized overnight delivery service, and will be deemed to have been delivered upon receipt. The addresses and facsimile numbers for such communications shall be:

If to the Company:

The Blue Fund Group
590 Madison Avenue
21st Floor
New York, New York 10022
Attention: Douglas (Buck) Owen

With a copy to (which shall not constitute notice):

Day Pitney LLP
One International Place
Boston, Massachusetts 02110
Telephone: (617) 345-4600
Facsimile: (617) 345-4745
Attention: Jeffrey A. Clopeck, Esq.

If to the Mai Trust:

Mai 2006 GST Exempt Family Trust
c/o Kleinberg, Kaplan, Wolff & Cohen, P.C.
551 Fifth Avenue
New York, New York 10176
Telephone:	(212) 986-6000
Facsimile:	(212) 986-8866
Attention:	Max Karpel

Each party shall provide five days prior written notice to the other party of any change in address, telephone number or facsimile number.

11.           No Third Party Beneficiaries. This Voting Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

12.           Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Voting Agreement and the consummation of the transactions contemplated hereby.

13.           Entire Agreement.  This Voting Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, with respect to the subject matter hereof.

14.           Amendments.  This Voting Agreement may be amended only by an instrument in writing signed by or on behalf of each of the parties hereto.

15.           Disclaimer of Liability.  A copy of the Agreement and Declaration of Trust of the Company is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Board of Trustees of the Trust by an authorized officer and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding upon the assets and property of the Company; provided, however, that the Agreement and Declaration of Trust of the Company provides that the assets of a particular series of the Company shall under no circumstances be charged with liabilities attributable to any other series of the Company and that all persons extending credit to, or contracting with or having any claim against a particular series of the Company shall look only to the assets of that particular series for payment of such credit, contract or claim.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Purchase Agreement by their duly authorized representatives as of the date first mentioned above.

THE BLUE FUND GROUP

By: /s/ Buck Owen
Name:	Buck Owen
Title:	CEO

MAI 2006 GST EXEMPT FAMILY TRUST

By: /s/ Bruce Rosenblatt
Name:	Bruce Rosenblatt
Title:	Investment Manager